Written Description of Premium Exchange Program Pursuant to 1993 Stock Option
                           and Retention Stock Plan of
                            Union Pacific Corporation


On September 30, 1999 the Union Pacific Corporation ("UPC") Board of Directors approved the Executive Incentive Premium Exchange Program (the "EIPEP"). Under the EIPEP, an executive eligible to receive an award under the Union Pacific Corporation Executive Incentive Plan (the "EIP") may elect to exchange all or a portion of his or her right to receive an award under the EIP for grants of retention stock units under the Union Pacific Corporation 1993 Stock Option and Retention Stock Plan equal to 150% of the incentive amount foregone, with retention stock units valued at the fair market value of UPC Common Stock on the day incentive awards are approved. Retention stock units granted under the EIPEP are generally subject to a three-year vesting period. If a participant's employment is involuntarily terminated before the three-year period is met, the participant retains the retention stock units equal to the original incentive award foregone, plus a pro rata number of premium stock units based on the number of full months the participant was employed during the three-year vesting period. If a participant dies, the retention stock units vest immediately. Until the retention stock units are vested, an amount equal to dividends are paid in cash to the participant.
Retention stock units are paid out in shares of UPC Common Stock.